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                                                                    EXHIBIT 10.6

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                     INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement ("IP LICENSE AGREEMENT") is agreed to and entered into as of July 31, 2003, by and between Alcatel, a societe anonyme with a capital of 2,529,416,996 euros, its registered office at 54, Rue la Boetie 75008, Paris, France and registered in the Registry of Commerce and Companies under number 542019096 ("SELLER"), and Avanex Corporation, a Delaware corporation having a principal place of business at 40919 Encyclopedia Circle, Fremont, CA 94538 ("PURCHASER"). Hereinafter, these corporations may be referred to individually as a "PARTY" and collectively as "PARTIES", as the context requires.

The Parties, along with Corning Incorporated, a New York corporation (referred to as "CORNING"), are parties to a Purchase Agreement (as defined hereinafter) pursuant to which, among other things, Purchaser is purchasing or otherwise acquiring all of the issued and outstanding stock of Optronics Subsidiaries (as defined below). In connection with such stock purchase, Seller and Purchaser agreed in the Purchase Agreement to grant to each other certain licenses with respect to intellectual property. The parties hereby enter into this IP License Agreement in order to effectuate such licenses.

Therefore, in consideration of the mutual premises recited in this IP License Agreement as well as the associated payments and other consideration recited in the Purchase Agreement, the Parties agree as follows:

                                       1.
                                   DEFINITIONS

The following definitions set forth below shall apply when used hereinafter with capital initials:

1.1 "ALCATEL ASSIGNED PATENTS" shall mean all Patents included in the Alcatel Assigned IP.

1.2      "ALCATEL LICENSE TERMINATION EVENT" shall have the meaning set forth in
         Section 4.1.

1.3 "CHANGE OF CONTROL" shall mean, with respect to a Party or any of its Subsidiaries, any change in the ownership of the voting shares in Purchaser or such Subsidiary, as applicable, resulting in the ownership of more than 50% of such voting shares by a third party.

1.4 "CORPORATE TRADEMARKS" shall mean the Trademarks ALCATEL (word) and ALCATEL (logo).

1.5 "FIELD" shall mean the Optronics Business (as that term is defined in the Purchase Agreement).

1.6 "MULTI-USE INTELLECTUAL PROPERTY" shall mean all Alcatel Licensed IP, as defined in the Purchase Agreement and the Patents referenced in
         Section 1.7(ii) below.

1.7 "MULTI-USE PATENTS" shall mean (i) all Patents included in the Multi-Use Intellectual Property and (ii) all Patents that are used in or primarily relate to the Optronics Business and are owned by Alcatel or its Subsidiaries or under which Alcatel or its Subsidiaries

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         has the right to grant a sublicense to Purchaser and that are entitled to an effective filing date in the period beginning on the signing date of the Purchase Agreement and terminating one hundred eighty (180) days after the Share Acquisition Closing.

1.8 "OPTRONICS SUBSIDIARIES" shall mean (i) Alcatel Optronics SA (France), a societe anonyme with a capital of 336,980,000 euros and registered in the Registry of Commerce and Companies under number B392305652 ("Optronics France") and, indirectly through Optronics France, and (ii) Alcatel Optronics Ltd. (U.K.), a wholly-owned Subsidiary of Optronics France ("Optronics U.K.").

1.9 "PURCHASE AGREEMENT" shall mean that certain Share Acquisition and Asset Purchase Agreement, among Purchaser, Corning and Seller dated as of May 12, 2003 that establishes the underlying transaction related to the purchase or acquisition of Optronics Subsidiaries' issued and outstanding share capital as contemplated by the Parties.

1.10 "PURCHASER COMPETITOR" shall mean those entities listed on List #1 and List #2 on Annex 3.2 hereto and their successors. Once in each twelve
         (12) month period after the Share Purchase Closing, effective upon notice to Seller, Purchaser shall have the right, at its option, to replace up to two (2) entities on each then current list with up to two
         (2) different entities.

1.11 "SELLER COMPETITORS" shall mean those entities listed on Annex 3.6 hereto and their successors.

1.12 "SUBSIDIARIES" shall have the meaning set forth in the Purchase Agreement, provided that in this IP License Agreement (i) Optronics Subsidiaries shall not be considered Subsidiaries of Seller, and (ii) a corporation or organization shall only be considered a Subsidiary for so long as the requisite ownership interest as set forth in the definition of "Subsidiary" exists.

1.13     "TRADEMARK" shall mean any trademark or service mark.

1.14 "TRADE NAME" shall mean any company name, legal name as well as trade name.

Any capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

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                                       2.
                LICENSE GRANT TO SELLER UNDER ALCATEL ASSIGNED IP

2.1

Notwithstanding Article VIII, Section 8.6 of the Purchase Agreement (Alcatel Covenant Not to Compete or Solicit), Purchaser hereby grants to Seller and its Subsidiaries a non-exclusive, worldwide, irrevocable, royalty-free license, with the right to sublicense (subject to the limitations set forth in Section 2.2 below), under the Alcatel Assigned IP (excluding any Trademarks or Trade Names that are included within Alcatel Assigned IP) outside of the Field:

a) to develop, make, have made, use, lease, import, sell and otherwise dispose of any products and to practice any process involved in the manufacture or use thereof; and

b)       to render any services;

c) to make, have made, use and have used manufacturing apparatus and to practice and have practiced any method involved in the manufacture or use thereof; and

d) with respect to any copyrights included in the Alcatel Assigned IP, to use, update, enhance, copy, prepare derivative works of and distribute copyrightable materials and derivative works thereof.

The license granted in this Section 2.1 shall remain in effect, with respect to each item of Intellectual Property included in the Alcatel Assigned IP, until the expiration of the term of such Intellectual Property.

Pursuant to Article VIII, Section 8.6 of the Purchase Agreement (Alcatel Covenant Not to Compete or Solicit) Seller has the right to engage in research and development conducted by its Research and Innovation Operation within the Field ("R&D Activities") and it is confirmed, that Seller shall retain all rights to Alcatel Assigned IP and the Multi Use IP exclusively licensed under this Agreement, which are necessary to engage in the R&D Activities.

2.2

Seller shall have the following sublicense rights:

a) Seller shall have the right to grant sublicenses under the Alcatel Assigned IP only in connection with the grant of a license by Seller to make, have made, use, sell, offer for sale or import Seller's and its Subsidiaries' products (but not new generations of such products or new products) within the scope of the license granted in Section 2.1 above; provided that such sublicense is not to a Purchaser Competitor listed on List #1 for a field within the field of optical fiber communications. Seller shall have no right to grant sublicenses under the Alcatel Assigned Patents as part of a Patent license, Patent portfolio license, Patent cross-license, or any license that grants no other rights than those under Patents, or otherwise in any manner except as specifically set forth above. The foregoing provisions of this Section 2.2(a) shall not permit sublicenses in connection with sales or

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         transfers of a going business, product line or Subsidiary, which sales or transfers are covered by Section 3.6 below.

b) In the event that Seller sells, spins off or transfers research and development activities from Seller's Stuttgart or Marcoussi Research and Innovation centers to a third party ("Research Transferee"), whether such research and development activities are inside or outside the Field, such Research Transferee shall be permitted to continue such research and development activities transferred. Upon the request of Seller, Purchaser agrees to negotiate in good faith with the Research Transferee to grant a royalty-bearing license under the Alcatel Assigned IP actually used on fair and reasonable terms for commercialization of products based on such research activities; provided that in the event that a Research Transferee is a Purchaser Competitor listed on List #1 and the license is for any field within optical fiber communications, such commercialization license shall not be effective before the one (1) year anniversary of the Share Acquisition Closing.

2.3

Notwithstanding the provisions of Section 2.1 the following shall apply:

a) Neither Purchaser nor any of its Subsidiaries shall be required under this Agreement to secure any Patent rights or to maintain any Patents in force.

b) Neither Purchaser nor any of its Subsidiaries shall have any obligation under this Agreement to institute any action or suit against third parties for the infringement of Alcatel Assigned IP or to defend any action or suit brought by a third party which challenges or concerns the validity of any Alcatel Assigned IP.

c) If Purchaser elects to allow any of the Alcatel Assigned Patents (or any Patent or Patent application claiming priority) to become abandoned or lapse, Purchaser shall give Seller written notice of such election promptly, and in no event less than one (1) month prior to the first date that action must be taken to avoid such abandonment or lapse. Seller shall have the right to solely file or take over at its sole expense the prosecution or maintenance of any such Patent application or Patent, and to have whole ownership thereof (in which case Purchaser shall promptly take all actions necessary in order to assign to Seller all right, title and interest in such Patent(s)). In such event, Seller shall not be liable to Purchaser in any way with respect to: (i) Seller's handling of or the results obtained from such filing, prosecution, issuance or maintenance; or (ii) any failure of Seller to so file, prosecute, issue or maintain. In addition, in such event Purchaser shall provide such assistance and shall execute such documents as are reasonably necessary to file, continue prosecution or maintenance of, issue or enforce such Patent applications or Patent, without cost to Seller other than the reimbursement of Purchaser's reasonable out-of-pocket expenses; provided, however, that Seller shall compensate Purchaser for the value of the time of Purchaser's employees as reasonably required in connection with any litigation initiated by Seller. Any Alcatel Assigned Patents assigned back to Seller pursuant to this Section 2.3(c) shall be considered Multi-Use Patents for the purposes of

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         this Agreement, including without limitation the license grants in
         Article 3 below; provided, however, that such license shall be non-exclusive and not exclusive.

2.4

Subject to Avanex's prior consent on a case-by-case basis, Seller shall have the right to continue any projects started before the Share Acquisition Closing to monetize the Alcatel Assigned Patents, and to either execute on behalf of Purchaser respective license agreements, or execute on behalf of Seller respective sublicense agreements, for the grant of licenses under Alcatel Assigned Patents. Any compensation due to Purchaser under such agreements shall be shared as mutually agreed upon by the parties on a case-by-case basis.

                                       3.
        LICENSE GRANT TO PURCHASER UNDER MULTI-USE INTELLECTUAL PROPERTY

3.1

Seller hereby grants to Purchaser and its Subsidiaries an exclusive (except non-exclusive with respect to the Patents described in clause (ii) of Section 1.7), worldwide, irrevocable (except as set forth in Section 4.1 below), royalty-free license, with the right to sublicense (subject to Section 3.4 below), under the Multi-Use Intellectual Property, within the Field:

a) to develop, make, have made, use, lease, import, sell and otherwise dispose of products and to practice any process involved in the manufacture or use thereof; and

b)       to render services;

c) to make, have made, use and have used manufacturing apparatus and to practice and have practiced any method involved in the manufacture or use thereof; and

d) with respect to any Copyrights included in the Multi-Use Intellectual Property, to use, update, enhance, copy, prepare derivative works of and distribute copyrightable materials and derivative works thereof.

The license granted in this Section 3.1 shall remain in effect, with respect to each item of Intellectual Property included in the Multi-Use Intellectual Property, until the expiration of the term of such Intellectual Property, unless earlier terminated pursuant to Section 4.1 below.

3.2

Notwithstanding the provisions of Section 3.1 and Article VIII, Section 8.6 of the Purchase Agreement (Alcatel Covenant Not to Compete or Solicit), the Multi-Use Intellectual Property is subject to any licenses granted by Seller prior to the date of signing of the Purchase Agreement; and:

a) Seller shall have the right to enter into Patent cross license agreements with third parties with respect to Multi-Use Intellectual Property in the Field, provided that: (i) any and all licenses granted by Seller pursuant to this Section 3.2(a) grant Patent rights only, and

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         include no other Multi-Use Intellectual Property; (ii) no license granted by Seller pursuant to this Section 3.2(a) is limited to the Field alone, but rather covers at least one additional field outside the Field; and (iii) Seller does not enter into such licenses with divisions of the Purchaser Competitors listed on List #1 without the prior written consent of Purchaser, which consent shall not unreasonably be withheld; provided that in the event that Purchaser exercises its right to revise List #1, then, if Seller has commenced negotiations (as defined below) with a third party on a particular cross license agreement at the time of notice to Seller of such revision, any new entities added to List #1 shall not be considered to be Purchaser Competitors under this Section 3.2(a), where Seller shall be considered to have commenced negotiations with a third party if Seller has received a Patent notification letter from such third party or if Seller has sent a Patent notification letter, and a list of relevant patents and products (known internally within Seller as a "Patent proud list") to such third party; and

b) Subject to Avanex's prior consent on a case-by-case basis, Seller shall have the right to continue any projects started before the Share Acquisition Closing and to monetize the Alcatel Licensed Patents, and to either execute on behalf of Purchaser respective license agreements, or execute on behalf of Seller respective sublicense agreements, for the grant of licenses in the Field under Alcatel Licensed Patents. Any compensation due to Seller under such agreements shall be shared as mutually agreed upon by the parties on a case-by-case basis.

3.3

Seller hereby grants to Purchaser and its Subsidiaries a non-exclusive, worldwide, irrevocable (except as set forth in Section 4.1 below), royalty-free license, with the right to sublicense (subject to Section 3.4 below), under the Multi-Use Intellectual Property, outside of the Field:

a) to develop, make, have made, use, lease, sell and otherwise dispose of any products and to practice any process involved in the manufacture or use thereof; and

b)       to render services related thereto;

c) to make, have made, use and have used manufacturing apparatus and to practice and have practiced any method involved in the manufacture or use thereof; and

d) with respect to any Copyrights included in the Multi-Use Intellectual Property, to copy, prepare derivative works of and distribute copyrightable materials and derivative works thereof.

The license granted in this Section 3.3 shall remain in effect, with respect to each item of Intellectual Property included in the Multi-Use Intellectual Property, until the expiration of the term of such Intellectual Property, unless earlier terminated pursuant to Section 4.1 below.

3.4

Purchaser shall have the right to grant sublicenses under the Multi-Use Intellectual Property only in connection with the grant of a license by Purchaser to make, have made, use, sell, offer for

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sale or import Purchaser's or its Subsidiaries' products or products based on
Purchaser's or its Subsidiaries' products within the scope of the license granted in Section 3.1 and 3.3 above. Purchaser shall have no right to grant sublicenses under the Multi-Use Patents as part of a Patent license, Patent portfolio license, Patent cross-license, or any license that grants no other rights than those under Patents, or otherwise in any manner except as specifically set forth above. The foregoing provisions of this Section 3.4 (a) shall not permit sublicenses in connection with sales or transfers of a going business, product line or Subsidiary, which are covered by Section 3.6 below.

3.5

Notwithstanding the provisions of Sections 3.1 and 3.3 the following shall apply:

a) Neither Seller nor any of its Subsidiaries shall be required under this Agreement to secure any Patent rights or to maintain any Patents in force; and

b) Neither Seller nor any of its Subsidiaries shall have any obligation under this Agreement to institute any action or suit against third parties for the infringement of Multi-Use Intellectual Property or to defend any action or suit brought by a third party which challenges or concerns the validity of any Multi-Use Intellectual Property. In countries, in which Purchaser or any of its Subsidiaries or legal successors may have by law and in spite of this deviating subsection, as a consequence of this Agreement, rights against infringers of any Multi-Use Intellectual Property, Purchaser or any of its Subsidiaries or legal successors hereby waive such right it may have by reason of any third parties infringement or alleged infringement of any such Multi-Use Patents.

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3.6

In the event of any (i) Change of Control (as defined above in Article 1) of a Party or its Subsidiaries, (ii) merger of a Party or any of its Subsidiaries with a third party, (iii) sale of all or substantially all of the business of a Party or its Subsidiaries to a third party, or (iv) sale or transfer by a Party of a specific going business or product line that includes at least one commercially released product to a third party (in each case (i) through (iv), an "ACQUISITION", and the entity having purchased the controlling interest in the Party or its Subsidiary in clause (i), the third party having merged with a Party or any of its Subsidiaries in clause (ii), the purchaser of the Party or its Subsidiary in clause (iii) and the purchaser in clause (iv) shall be referred to herein as the "ACQUIRER"); then the following terms shall apply with respect to the licenses granted under this Agreement as they apply to the Terminated Subsidiary (as defined below) or the surviving entity to a Party, as applicable; provided, however, that (x) the following terms shall apply only to Patents and all licenses with respect to all other Intellectual Property shall be unchanged as a result of such transfer, and (y) in the event that the conditions set forth in (i), (ii), (iii) or (iv) above apply only to certain Subsidiaries or businesses of Purchaser ("TERMINATED SUBSIDIARIES"), then the following terms will apply only to the applicable Terminated Subsidiary:

a) In the case of Purchaser, if the Acquirer is not a Seller Competitor, then (i) the license set forth in Section 3.1 (and any right to sublicense under Section 3.4) shall continue in full force and effect with no change and (ii) the license set forth in Section 3.3 (and any right to sublicense under Section 3.4) shall continue in full force and effect; provided, that the license shall become royalty-bearing for sales revenues of any products covered by such license in excess of sales revenues determined by the sales revenues of the Purchaser or the Terminated Subsidiary for the products covered by the license being transferred during the twelve (12) months preceding the Acquisition plus year-over-year growth in sales revenues of ten percent (10%) in each succeeding twelve (12) month period, and Seller agrees to negotiate such royalty on fair and reasonable terms with the Terminated Subsidiary or the surviving entity to the Purchaser.

b)       In the case of Purchaser, if the Acquirer is a Seller Competitor, then
         (i) the license set forth in Section 3.1 (and any right to sublicense under Section 3.4) shall continue in full force and effect except that such license shall become non-exclusive and (ii) the license set forth in Section 3.3 (and any right to sublicense under Section 3.4) shall continue in full force and effect; provided, that the license shall become royalty-bearing for sales revenues of any products covered by such license in excess of sales revenues determined by the sales revenues of the Purchaser or the Terminated Subsidiary for the products covered by the license being transferred during the twelve (12) months preceding the Acquisition plus year-over-year growth in sales revenues of ten percent (10%) in each succeeding twelve (12) month period, and Seller agrees to negotiate such royalty on fair and reasonable terms with the Terminated Subsidiary or the surviving entity to the Purchaser.

c) In the case of Seller, if the Acquirer is not a Purchaser Competitor listed on List #1 or List #2, then the license set forth in Section 2.1 (and any right to sublicense under Section 2.2) shall continue in full force and effect; provided, that the license shall become

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         royalty-bearing for sales revenues of any products covered by such license in excess of sales revenues determined by the sales revenues of the Seller or the Terminated Subsidiary for the products covered by the license being transferred during the twelve (12) months preceding the Acquisition plus year-over-year growth in sales revenues of ten percent (10%) in each succeeding twelve (12) month period, and Purchaser agrees to negotiate such royalty on fair and reasonable terms with the Terminated Subsidiary or the surviving entity to the Seller.

d) In the case of Seller, if the Acquirer is a Purchaser Competitor listed on List #1 or List #2, then Purchaser shall have the right to terminate the license set forth in Section 2.1 effective upon notice to the Seller, provided that such notice is made to Seller within sixty (60) days of such acquisition.

e) As a condition to exercise of the license, the Terminated Subsidiary or the surviving entity to the Party shall agree in writing to comply with the terms and conditions of this Agreement as it applies to the acquired license rights.

f) Each Party or its relevant Subsidiary shall immediately notify the other Party of any transaction covered by (i), (ii) or (iii) above and shall respond to reasonable inquiries from the other Party regarding transactions covered by (iv) above. Purchaser shall notify Seller of any exclusive license transferred under Section 3.6(a) or (b) and any such exclusive sublicense shall, in any event, be subject to the limitations on exclusivity set forth in Section 3.2.

g) Each Party may exercise its rights to transfer a license with respect to a Subsidiary or sale of a going business or product line up to five
         (5) times.

                                       4.
                                 OUT OF BUSINESS

The parties acknowledge that (i) they have simultaneously entered into the Alcatel Supply Agreement pursuant to which Purchaser agreed to supply to Seller certain components to be manufactured by Purchaser in the Field, (ii) the supply of such components is critical to the business of Seller; and (iii) the Parties desire to protect and ensure Seller's supply of such components in certain circumstances. Accordingly, the Parties agree as follows:

4.1

a) Purchaser and its Subsidiaries and their legal successors hereby grant to Seller and its Subsidiaries a non-exclusive, worldwide, irrevocable license, without the right to sublicense, under the following Intellectual Property and subject to the following terms and conditions:

         (i) Under the Alcatel Assigned Patents, in the Field: to (A) develop, make, have made, use, lease, import, sell and otherwise dispose of any products (or the products in the terminated product line (as described in Section 4.1(b)(ii) below), as applicable) and to practice any process involved in the manufacture or use thereof; and (B) to render any services with respect to such products; and (C) to

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                  make, have made, use and have used manufacturing apparatus and to practice and have practiced any method involved in the manufacture or use thereof. The forgoing license shall be royalty-free.

         (ii) Under all Intellectual Property (other than Trademarks and Trade Names) of Purchaser in and to any Supply Products (as defined below) to: make, have made, use, lease, import, sell and otherwise dispose of Supply Products and to practice any process involved in the manufacture or use of Supply Products; provided that the foregoing rights apply to Supply Products only as integrated components in, or replacement components for, the system products of Seller or its Subsidiaries. Seller shall pay Purchaser a royalty on the percentage of revenue of Seller or its Subsidiaries from the sale of Supply Products that is allocable to the value of Intellectual Property licensed by Purchaser hereunder other than Alcatel Assigned IP and Alcatel Licensed IP. The license grants set forth in Sections 4.1(a)(i) and (ii) shall be collectively referred to as the "SUPPLY LICENSE".

For the purposes of this Section 4.1(a)(ii), "SUPPLY PRODUCTS" means components in the Field which Seller purchased in volume from Purchaser under the Alcatel Supply Agreement in the previous twelve (12) months and products in development for Seller, in each case which products cannot be readily bought from another source prior to a Alcatel License Termination Event (as defined in Section 4.1(b) below).

b) Notwithstanding the Supply License grant which is effective as of the date hereof, Seller agrees that it and its Subsidiaries shall not exercise its rights in and to the Supply License unless and until Purchaser or its legal successor (i) ceases to conduct the Optronics Business in the ordinary course, or (ii) terminates any product line included within the Optronics Business (provided, however, that the sale of a product line, going business or Subsidiary shall not be considered to be a termination of a product line under this Section 4.1) and such terminated product line includes Supply Products, or
         (iii) commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein, or makes an assignment for the benefit of creditors, or a trustee or similar officer is appointed; or (iv) any involuntary case, proceeding or other action against Purchaser shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action is not dismissed within sixty (60) days (each, an "ALCATEL LICENSE TERMINATION EVENT"); provided, however, that it shall not be considered to be an Alcatel License Termination Event if proceedings are

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         commenced under (iii) above for reorganization arrangement, adjustment or similar action unless Seller also commits a material breach of its supply obligations under the Supply Agreement and does not cure such breach within thirty (30) days. The Parties agree that a breach of this
         Section 4.1(b) shall be considered to be a breach of the Supply
         License.

c) In the event of an Alcatel License Termination Event, then Seller shall have the right to terminate all licenses granted to Purchaser or any of its Subsidiaries or its or their legal successors in this IP License Agreement upon notice to Purchaser or such successor. Notwithstanding the forgoing, any such termination pursuant to an Alcatel License Termination Event under clause (ii) in subsection (b) above shall only apply to the product lines that have been terminated, and all licenses granted to Purchaser or any of its Subsidiaries hereunder shall continue to be in full force and effect other than such terminated product line; provided, further, that the foregoing right to terminate shall not apply if proceedings are commenced under (iii) above for reorganization arrangement, adjustment or similar action.

4.2

In the event that Seller desires to exercise its rights under Section 4.1(a)(ii), then prior to exercising such rights, Seller shall give notice to Avanex. The Parties promptly shall negotiate in good faith a royalty rate and percentage of revenue from Supply Products that is allocable to the value of Intellectual Property of Avanex other than Alcatel Assigned IP and Alcatel Licensed IP. In the event that the Parties cannot agree on such royalty terms within sixty(60) days after the date of such notice, then either Party shall have the right to initiate an arbitration proceeding by written demand to the other Party. The arbitration proceeding shall be conducted in New York, New York, under the auspices and Rules of Arbitration of the International Chamber of Commerce by one (1) arbitrator appointed in accordance with such rules. The Parties and the arbitrator shall adopt procedures to resolve the issue within sixty (60) days of the date the written demand for arbitration is made. The only issue before the arbitrator shall be the determination of such royalty terms and the arbitrator shall only have the authority to choose between the last proposal made by Alcatel and the last proposal made by Avanex prior to the commencement of the arbitration proceeding. If Alcatel exercises its rights under Section 4.1(a)(ii) prior to the date a decision is rendered by the arbitrator, Alcatel shall pay royalties to Avanex at the royalty rate proposed by Alcatel. If the arbitrator rules in favor of Avanex, then Alcatel promptly shall pay to Avanex the amount of the shortfall and interest thereon at the rate of one and one-half percent per month (or, if less, the maximum amount permitted by applicable law. Judgment on the arbitrator's award may be entered in any court having jurisdiction.

In the event of a Alcatel License Termination Event, Seller agrees to first procure any relevant Supply Products from Purchaser until Purchaser's inventory is exhausted.

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                                       5.
                                   TRADEMARKS

5.1

The parties acknowledge that the Trademarks used by Optronics Subsidiaries on or before Closing are the Corporate Trademarks ALCATEL (word) and ALCATEL (logo). The Corporate Trademarks are owned by Seller and are used by Optronics Subsidiaries pursuant to Mark and Tradename License Contracts which are listed in Annex 5.1.

5.2

Pursuant to these Mark and Tradename License Contracts, Seller has granted Optronics Subsidiaries a worldwide, non-exclusive, royalty-bearing (at the rate of 0.075% of the Net Sales and Revenues as defined in such contracts), license to use the Corporate Trademarks as Trademarks and as part of Trade Names. Said contracts are non-transferable, without rights to sub-license and shall terminate automatically upon cessation of Seller's direct or indirect ownership of the majority of the voting capital stock of the licensee or of Seller's effective control of the licensee; control meaning the direct or indirect ownership of more than 50% of the voting rights for the election of directors or persons performing similar function.

5.3

Seller shall grant to Optronics Subsidiaries a license to continue to use the Corporate Trademarks during a transition period which shall be twelve (12) months from the Share Acquisition Closing under the same conditions as described above in Section 5.2 and as existed prior to the Share Acquisition Closing in relation to the Optronics Business, including the royalty provisions, pursuant to phase-out agreements in the form attached as Annex 5.3.

                                       6.
                                 NO TERMINATION

Subject to the provisions of this IP License Agreement, each Party acknowledges and agrees that all licenses granted under this IP License Agreement are irrevocable (except as set forth in Section 4.1 above), and that its sole remedy for breach by the other Party of the licenses granted to it hereunder or of any other provision hereof, shall be to bring a claim to recover damages and to seek appropriate equitable relief, other than termination of the licenses granted by it in this IP License Agreement. In the event of any termination under Section 4.1, any sublicenses previously granted by Purchaser shall survive.

                                       7.
                               NO IMPLIED LICENSES

Seller and Purchaser grant no other licenses, express or implied, of any Intellectual Property, except as explicitly stated in this IP License Agreement.

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                                       8.
                             RECORDATION OF LICENSES

Each Party agrees, without demanding any further consideration, to execute (and to cause its Affiliates to execute) all documents reasonably requested by the other Party to effect recordation of the license relationships between the Parties created by this Agreement, to the extent such recordation is required by law.

                                       9.
                       DISCLAIMER; LIMITATION OF LIABILITY

9.1

TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, CONCERNING OR RELATED TO THIS IP LICENSE AGREEMENT AND THE INTELLECTUAL PROPERTY LICENSED HEREUNDER, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. THE PARTIES SPECIFICALLY AGREE THAT ALL WARRANTIES, IF ANY, WITH RESPECT TO THE INTELLECTUAL PROPERTY LICENSED UNDER THIS IP LICENSE AGREEMENT ARE SET FORTH IN THE PURCHASE AGREMENT.

9.2

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS) OR PUNITIVE DAMAGES ARISING OUT OF ANY PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE PARTIES' AGREEMENT TO DISCLAIM THE AWARD OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, THE FOREGOING LIMITATIONS SHALL NOT LIMIT HOW A COURT WOULD MEASURE INFRINGEMENT DAMAGES UNDER APPLICABLE LAW IN AN ACTION FOR INFRINGEMENT OR MISAPPROPRIATION BY ONE PARTY OF THE INTELLECTUAL PROPERTY OF THE OTHER PARTY; PROVIDED THAT THE EXCLUSION FOR PUNITIVE DAMAGES SHALL APPLY IN ANY EVENT.

                                       10.
                     FULL PERFORMANCE; RIGHTS IN BANKRUPTCY

10.1

The Parties acknowledge that upon the effective date this IP License Agreement will become non-executory. The Parties acknowledge that neither party will have further performance obligations under any other agreement related to the subject matter hereof, that must be satisfied

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in order to have performed under this IP License Agreement. Specifically, none of the Parties' performance obligations under any other agreement entered into between the Parties (including but not limited to the Purchase Agreement) are relevant to the interpretation of the non-executory nature of this Agreement, since the intent of the parties is that this IP License Agreement function as a non-executory transfer of rights. It is not the intention of the Parties that this Section 10.1 be deemed to amend any other term of this Agreement, including but not limited to Sections 11.10 and 3.6.

10.2

Seller's rights under Section 4.1 of this IP License Agreement, including but not limited to the Supply License, are perpetual, irrevocable, and non-executory, to the maximum extent permitted by applicable law. In the event of the commencement of a bankruptcy proceeding by or against Purchaser or its Subsidiaries under the U.S. Bankruptcy Code, the Supply License granted to Seller in Section 4.1 shall continue in full force and effect. In the event of an Alcatel License Termination Event, under no circumstances shall Seller's exercise of the rights granted to it in Section 4.1, within the scope of rights granted, ever be construed as an infringement of Purchaser's or its Subsidiaries' Intellectual Property rights. In the event a bankruptcy court or other court of competent jurisdiction ever determines by final judgment that this IP License Agreement is executory, despite every intention and effort by the parties to negotiate and document non-executory rights for Seller, and without implying any acceptance of the rejected concept that it is legally impossible to create a non-executory license for Intellectual Property rights, all rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under
Section 101 of the U.S. Bankruptcy Code. The Alcatel Supply Agreement is, and shall otherwise be deemed to be, an agreement "supplementary to" this IP License Agreement. Furthermore, in such an event, the Parties agree that Seller, as a licensee of such rights under this IP License Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and other applicable law, including any right by Seller to specific performance under the IP License Agreement, since Purchaser and its Subsidiaries acknowledge and agree that the Intellectual Property licensed hereunder is unique and that rejection of the license will cause Seller irreparable harm for which its legal remedies are inadequate; provided, however, nothing herein shall be deemed to constitute a present exercise of such rights and elections.

                                       11.

                                  MISCELLANEOUS

11.1

No failure by a Party to exercise, or to delay to exercise, any right, power, or remedy under this IP License Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or of any other right.

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11.2

Nothing herein shall be deemed to create an agency, joint venture or partnership relation between the Parties.

11.3

This IP License Agreement, the Supply Agreement, the Services Agreement and the Purchase Agreement constitute the entire agreement and understanding of the Parties with regard to the transfer or license of Intellectual Property rights from Seller to Purchaser and Purchaser to Seller, and supersede all prior and contemporaneous discussions, negotiations, understandings and agreements, whether oral or written, between the Parties concerning such subject matter. Each Party disclaims all representations and warranties except those expressly set forth therein. No Party shall be bound by any definition, condition, warranty, right, duty or covenant other than as expressly stated in the agreements enumerated above. Each Party expressly waives any implied right or obligation regarding the subject matter hereof. This IP License Agreement may be amended only by a written document signed by authorized representatives of the Parties.

11.4

This IP License Agreement shall be interpreted and construed, and the legal relations created herein shall be determined, in accordance with the laws of the State of New York (excluding conflict of laws which would require the application of any other law) and the United States.

11.5

Each Party shall execute, acknowledge and deliver all such further instruments and do all such further acts as may be reasonably necessary or desirable to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.6

The headings contained in this IP License Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this IP License Agreement.

11.7

Should any part or provision of this IP License Agreement or the application thereof be declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remaining parts or provisions shall continue in full force and effect. If a part or provision of this IP License Agreement is held illegal, void or unenforceable, the remaining provisions of this Agreement shall be construed as if such illegal, void or unenforceable provision were omitted, and the Parties shall negotiate in good faith an amendment to such part or provision in a manner consistent with the intention of the Parties with respect to this IP License Agreement.

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11.8

No Party shall be responsible or liable to another Party for nonperformance or delay in performance of any terms or conditions of this IP License Agreement due to acts or occurrences beyond the reasonable control of the nonperforming or delayed Party, including but not limited to, acts of God, acts of government, wars, riots, strikes or other labor disputes, shortages of labor or materials, fires and floods, provided the nonperforming or delayed Party provides to the other Party written notice of the existence and the reason for such nonperformance or delay.

11.9

Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to a Party by another Party shall be in writing and delivered or sent to:

               Seller:
               54, Rue la Boetie 75008
               Paris, France
               Attn: Intellectual Property
               Department and General Counsel

               Purchaser:
               40919 Encyclopedia Circle
               Fremont, CA  94538
               Attn: Chief Executive Officer

A Party may change its address for purposes of this Agreement by written notice to the other Party.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.

11.10

Other than as set forth herein, neither Party shall be permitted to assign this IP License Agreement or any rights or obligations herein (by operation of law or otherwise) without the prior written consent of the other Party, and any such attempted assignment shall be void; provided, however, that either Party may assign this Agreement in its entirety and all of its associated rights and obligations without such consent in connection with the sale of all or substantially all of the business to which this IP License Agreement relates, provided the assigning Party remains primarily liable for all such obligations and the assignee agrees in writing to comply with all of such obligations; provided, however, that this Section 11.10 shall not limit the terms of Section
3.6. Without limiting the forgoing, this IP License Agreement

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shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any such permitted assignment shall not negate any of the license grants contained herein.

11.11

Each Party shall comply with (i) applicable export laws and regulations of any agency of the U.S. Government; and (ii) any other current, applicable laws, regulations and other legal requirements in its performance under this IP License Agreement.

11.12

Each Party acknowledges that its breach of its obligations hereunder would cause irreparable damage to the other Parties for which such parties will not have an adequate remedy at law. Therefore, each Party agrees that the other Parties shall be entitled to seek equitable relief with respect to the first Party's obligations hereunder.

11.13

This IP License Agreement may be executed by each Party in counterparts, each of which shall be deemed an original, but all such counterparts shall constitute only one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate on the signature pace hereof.

ALCATEL                                    AVANEX CORPORATION

By: /s/ ULRICH KNECHT                      By: /s/ ANTHONY FLORENCE
    --------------------------------           ---------------------------------

Title: Director Intellectual Property      Title: Sr. Vice President, Corporate
                                                  Affairs

Date: July 31, 2003                        Date: July 31, 2003

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